Exhibit 2.1
AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
          THIS SECOND AMENDMENT, to the Agreement and Plan of Merger (the “Second Amendment”), dated as of December 5, 2008, is entered into by and among Republic Services, Inc. a Delaware corporation (“Republic”), RS Merger Wedge, Inc., a Delaware corporation and a wholly owed subsidiary of Republic (“Merger Sub”), and Allied Waste Industries, Inc., a Delaware corporation (“Allied”).
W I T N E S S E T H:
          WHEREAS, on June 22, 2008, Republic, Merger Sub, and Allied entered into an Agreement and Plan of Merger, as amended by the First Amendment, dated July 31, 2008 (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Allied, at which time Merger Sub shall cease to exist, and Allied shall be the surviving corporation and shall be a wholly owned, direct subsidiary of Republic; and
          WHEREAS, Republic, Merger Sub and Allied now desire to further amend the Merger Agreement as set forth below.
          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Section 3.03 of the Merger Agreement is hereby deleted in its entirety and replaced with:
“Section 3.03 Intentionally omitted.”
2.	Section 7.04(c) of the Merger Agreement is hereby amended by deleting the first word. “Notwithstanding,” and replacing it with:
“Except as set forth in Section 7.04(d), notwithstanding”
3.	Section 7.04 of the Merger Agreement is hereby amended by adding the following subparagraph (d):
“(d) Republic and Allied acknowledge that, before Republic may acquire the transfer stations and landfills owned by Allied (“Allied’s

Ohio Assets”) and located in the state of Ohio, Ohio law (Ohio Revised Code Section 3734.42(F)(1)) requires that Republic file certain disclosure statements with the Director of the Ohio EPA at least 180 days prior to the proposed change in ownership. Republic has received an exemption from this 180-day requirement pursuant to Ohio Revised Code Section 3734.02(G) (the “.02(G) Exemption”). If the Ohio EPA subsequently disapproves this change in ownership based on those disclosure statements and such disapproval is final and non-appealable, the change in ownership of Allied’s Ohio Assets will automatically be null and void. Obtaining approval of the change in ownership for Allied’s Ohio Assets based on certain disclosure statements filed by Republic (the “Disclosure Statement Approval”) is a condition subsequent to the Closing. The parties acknowledge that by proceeding with the Closing prior to receiving the Disclosure Statement Approval, the parties must include in this Agreement a provision expressly making the change in ownership subject to the approval of the Ohio EPA and expressly unwinding the transfer of Allied’s Ohio Assets if it is disapproved by the Ohio EPA. This provision, therefore, is required to be included in this Agreement pursuant to Ohio Revised Code § 3734.42(F)(2). In the event that Disclosure Statement Approval is not obtained for any reason after Republic’s commercially reasonable efforts to obtain Disclosure Statement Approval, the parties shall take such steps as shall be necessary to carry out the intentions set forth in this provision.”
4.	Full Force and Effect. Except as expressly amended hereby, the provisions of the Merger Agreement shall remain in full force and effect in accordance with their terms.
5.	Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
6.	Governing Law. This Second Amendment will be subject to the Governing Law provisions of the Merger Agreement as if fully set forth in this Amendment.
7.	Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement and Plan of Merger as of the date first set forth above.

Republic Services, Inc.
By:	/s/ James E. O'Connor
	Name:	James E. O’Connor
	Title:	Chairman of the Board and Chief Executive Officer

RS Merger Wedge, Inc.
By:	/s/ James E. O'Connor
	Name:	James E. O’Connor
	Title:	President

Allied Waste Industries, Inc.
By:	/s/ John J. Zillmer
	Name:	John J. Zillmer
	Title:	Chairman of the Board and Chief Executive Officer

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